UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

WENDY’S/ARBY’S GROUP, INC.
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(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 Perimeter Center West Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(678) 514-4100

(Former Name or Former Address, if Changed Since Last Report):		N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2008, Wendy’s/Arby’s Group, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Trian Master Fund”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund I”), and Trian Partners Parallel Fund II, L.P., a Delaware limited partnership (“Parallel Fund II” and collectively with Trian Onshore, Trian Master Fund and Parallel Fund I, “Purchaser”), which are investment funds affiliated with Trian Fund Management, L.P. (“Trian LP”), an investment firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden (collectively, the “Trian Principals”), Trian LP and the Trian Principals, in consideration for the granting of prior approval by the Board of Directors of the Company (the “Board”) pursuant to Section 203 of the Delaware General Corporation Law (“Section 203”) such that the consummation of a tender offer by Purchaser and the subsequent acquisition by Purchaser, Trian LP and/or the Trian Principals or any of their affiliates or associates of beneficial ownership of up to (and including), but not more than, 25% of the outstanding shares of the Company’s Class A common stock, par value $0.10 per share (the “Shares”), shall not be subject to the restrictions set forth in Section 203 (the “Section 203 Approval”), subject to the terms and conditions set forth in the Agreement.

The Trian Principals are members of the Board. Mr. Peltz is non-executive Chairman of the Board, Mr. May is non-executive Vice Chairman, and Mr. Garden is a director. As of the date of the Agreement, the Trian Principals and investment funds managed by Trian LP beneficially owned, in the aggregate, 52,059,387 Shares, which represents approximately 11.1% of the outstanding Shares.

The Agreement provides, among other things, that: (i) to the extent Purchaser, Trian LP and/or the Trian Principals acquire any rights in respect of the Shares so that the effect of such acquisition would increase their aggregate beneficial ownership in the Shares to greater than 25%, Purchaser, Trian LP and/or the Trian Principals may not engage in a business combination (within the meaning of Section 203) for a period of three years following the date of such occurrence unless such transaction would be subject to the exceptions set forth in Section 203(b)(3) through (7) (assuming for these purposes that 15% in the definition of “interested stockholder” contained in Section 203 was deemed to be 25%); (ii) for so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, neither Purchaser, Trian LP nor the Trian Principals shall solicit proxies or submit any proposal for the vote of stockholders of the Company or recommend or request or induce any other person to take any such actions or seek to advise, encourage or influence any other person with respect to the Shares, in each case, if the result of such action would be to cause the Board to be comprised of less than a majority of independent directors; and (iii) for so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, neither Purchaser, Trian LP nor the Trian Principals shall engage in certain affiliate transactions with the Company without the prior approval of a majority of the Audit Committee of the Board or other committee of the Board that is comprised of independent directors. Purchaser also agreed that it would not reduce the price per Share payable to tendering stockholders in the tender offer for up to 40,000,000 Shares commenced by Purchaser on November 6, 2008 (the “Offer”). In the event Purchaser and its affiliates do not acquire at least 15% of the Shares upon consummation of the Offer, inclusive of Shares already beneficially owned by them, then the Agreement shall be null and void ab initio and the Section 203 Approval shall be of no force and effect. Otherwise, the Agreement shall terminate upon the earliest to occur of (i) Purchaser and its affiliates beneficially owning less than 15% of the Shares, (ii) November 5, 2011 and (iii) at such time as any person not affiliated with Purchaser makes an offer to purchase an amount of Shares which when added to Shares already beneficially owned by such person and its affiliates and associates equals or exceeds 50% or more of the Shares or all or substantially all of the Company’s assets or solicits proxies with respect to a majority slate of directors.

The foregoing summary is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)              Exhibits

10.1
Agreement dated November 5, 2008 by and between Wendy’s/Arby’s Group, Inc. and Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P., Trian Fund Management, L.P., Nelson Peltz, Peter W. May and Edward P. Garden.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S/ARBY’S GROUP, INC.
By: /s/ NILS H. OKESON
Nils H. Okeson
Senior Vice President,
Dated: November 12, 2008	General Counsel and Secretary

EXHIBIT INDEX

Exhibit       Description

10.1
Agreement dated November 5, 2008 by and between Wendy’s/Arby’s Group, Inc. and Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P., Trian Fund Management, L.P., Nelson Peltz, Peter W. May and Edward P. Garden.